UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2007

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendments to Employment Agreements and New Employment Agreement.

On December 28, 2007, the Company amended the employment agreements of each of Patrick Shutt (CEO), George King (President) and Robert Pollan (Chief Operating Officer) and entered into an employment agreement with Jim McDevitt (CFO, Senior Vice President - Finance, Secretary and Treasurer). The employment agreement amendments each call for base salary effective January 1, 2008 of $250,000, in addition to cash bonuses as previously reported by the Company. The new employment agreement calls for a base salary of $200,000 per year, with the employment term for a two-year period commencing with January 1, 2008.

All of the above agreements allow for bonuses in 2008 and thereafter of up to 100% of base compensation, to be based on targets determined by the Board of Directors of the Company or its Compensation Committee. Each employee is provided the option to have future bonuses awarded either in cash or in options to purchase Common Stock of the Company that would have an exercise price discounted to its fair market value and be in an amount equal to the cash bonus that would be waived. Such options, if any, would be exercisable in the calendar year following the year of grant of the options, subject to acceleration in the event of a change in control. Future annual contingent bonuses will be based upon performance metrics established by the Company from time to time. In addition to the bonus provisions, each of the employees had been previously awarded fixed options and incentive based options as previously reported in the Company’s Form 8-K filed on December 14, 2007.

All of the above agreements contain a covenant not to compete during the term of employment and for one year thereafter in the areas of the business of the Company. To enforce the covenant, the Company is required to tender the sums that would otherwise be due to the employee (one year’s base compensation and fringe benefits as severance plus any other sums owing to the employee) within thirty (30) days following termination of employment. If employment is terminated for “cause,” the amount to be paid to enforce the covenant would be one-half of the amount that would otherwise be payable if termination was other than for cause.

The employment agreement for Jim McDevitt is substantially similar to the employment agreements, as amended, for each of Messrs. Shutt, King and Pollan, provided that it does not call for any bonuses with respect to 2007 and does not include any of the performance-based or time-based options that were awarded on the inception of employment to them. Mr. McDevitt is entitled to participate in all other benefits or programs of the Company that are available generally to other Company executives. It provides that Mr. McDevitt would be entitled to one year’s severance in the event of termination of employment by him with “good reason” or by the Company “without cause.” In the event of a change in control, the agreement provides that if termination of employment is within six (6) months following such a change in control and if Mr. McDevitt would otherwise have the right to terminate his employment for good cause, then he would be entitled to additional severance compensation. Please refer to the form of agreement attached as an exhibit for further details.

2007 Long-Term Incentive Plan.

On December 31, 2007, the Company adopted a long-term incentive plan (“Plan”) for providing stock options, stock awards and other equity based compensation awards to its employees and other persons assisting the Company. Up to 5,000,000 shares of Common Stock are issuable under the Plan. As of the date of adoption of the Plan, no awards of Common Stock have been made under the Plan. The Plan is to be administered by the Company’s Compensation Committee or, in its absence, the Board of Directors. Awards can have a term of up to ten years from the date of grant.

Item 9.01 Financial Statements and Exhibits

10.1	First Amendment, dated December 28, 2007, to the September 8, 2006 Employment Agreement of Patrick Shutt.

10.2	First Amendment, dated December 28, 2007, to the September 8, 2006 Employment Agreement of George King.

10.3	First Amendment, dated December 28, 2007, to the February 5, 2007 Employment Agreement of Robert Pollan.

10.4	Employment Agreement dated December 28, 2007 of Jim McDevitt.

10.5	2007 Long-Term Incentive Plan of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GROWTH SYSTEMS, INC.

	By:	Jim McDevitt
	Its:	Chief Financial and Accounting Officer

Dated: January 4, 2008